Exhibit 10.60

July 27, 2016

Eric S. Fain, MD

10 Princeton Rd.

Menlo Park, CA 94025

Dear Eric:

Abbott Laboratories (“Abbott”) views you as an integral part of its organization and the success of the merger, and we look forward to working with you.

As you know, Abbott entered into a Merger Agreement on April 27, 2016, by and among Abbott, an Illinois corporation, St. Jude Medical Inc., a Minnesota corporation (“St. Jude Medical”), Vault Merger Sub, Inc. and Vault Merger Sub, LLC (the “Merger Agreement”), that will result in your employer becoming a wholly-owned subsidiary of Abbott at the closing of the transaction (the “Effective Date”).  This Retention Agreement (the “Agreement” or the “Retention Agreement”) is contingent upon the closing of the transaction and only effective as of the Effective Date.

You agree that this Retention Agreement supersedes the terms of your Severance Agreement, dated December 31, 2008 (Exhibit A), the First Amendment to Severance Agreement, dated December 8, 2015 (Exhibit B) and any and all further amendments or modifications thereto.  Therefore, by signing below, both you and Abbott agree the Severance Agreement, dated December 31, 2008 (Exhibit A), the First Amendment to Severance Agreement, dated December 8, 2015 (Exhibit B), and any and all further amendments and modifications thereto are hereby canceled and have no further force or effect.

This Retention Agreement does not supersede any rights you may have to merger consideration under the Merger Agreement.

I.                            Position

Your title will be Senior Vice President, Group President, Cardiovascular and Neuromodulation, reporting to the Executive Vice President, Medical Devices.

II.                       Base Salary

You will retain your base salary in effect as of the Effective Date.  Future salary increases will be based on your overall performance, in accordance with Abbott’s performance and merit criteria and as applied to similarly-situated employees of Abbott.

III.                  Incentive Compensation

You will participate in Abbott’s Performance Incentive Plan (PIP), subject to its terms and conditions.  You will retain your incentive target in effect as of the Effective Date.  The actual amount of incentive compensation will depend on your accomplishment of agreed-upon individual goals, as well as your business unit’s and Abbott’s performance.

IV.                   Long-Term Incentives

(a)               You will be eligible to receive annual awards under the terms of the Abbott Incentive Stock Program (the “Stock Program”), subject to its terms and conditions, consistent with the terms of annual awards granted to other senior officers of Abbott.

(b)               Assuming the Effective Date occurs prior to March 1, 2017, you will be eligible for a 2017 award from the Stock Program with a value no less than the value of your 2015 long-term incentive award granted by St. Jude Medical.

(c)                You will additionally be eligible for a one-time restricted stock award, valued at $2,000,000, (the “Retention Grant”) on the Effective Date (the “Grant Date”) under the terms of the Stock Program and any separate agreement provided to you concerning this grant.  Subject to the provisions of the Stock Program and the award agreement, the Restrictions (as defined in the award agreement) on the restricted stock awards will lapse on the third anniversary of the Grant Date (such anniversary, the “Vesting Date”) and the award will be settled on that date.

The Retention Grant is subject to Section VI below and your continued employment through the Vesting Date; provided, if your employment terminates due to your death or you are terminated by Abbott without Cause, as defined in Section VIII.2., and without having breached this Agreement and your termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Retention Grant will vest and be settled as of effective date of your death or of your separation from service, as applicable.

Notwithstanding the foregoing, no Retention Grant that vests upon your separation from service by Abbott without Cause and without having breached this Agreement, shall be settled prior to the date that both (i) you have delivered an original, signed release to Abbott in the form provided by Abbott and (ii) the revocability period (if any) for such release has elapsed.

You must deliver to Abbott an original, signed release and the revocability period (if any) must elapse by the Release Deadline.  For purposes of this Section IV, “Release Deadline” means the date that is 60 calendar days after the Vesting Date.  Settlement of any Retention Grant that vests as a result of your separation from service by Abbott without Cause and without breaching this Agreement, and that is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be delayed until the Release Deadline, irrespective of when you execute the release; provided, however, that where the Vesting Date and the Release Deadline occur within the same calendar year, settlement may be made up to 30 days prior to the Release Deadline, and provided further that where the Vesting Date and the Release Deadline occur in two (2) separate calendar years, settlement may not be made before the later of January 1 of the second year or the date that is 30 days prior to the Release Deadline.

The Retention Grant will not be included in any calculation of or otherwise increase your compensation for any other purpose, including the calculation of severance or pension, if any.

The award grants described in this Section IV, and any future awards that Abbott may decide in its discretion to provide you, shall be governed by the terms of the Stock Program (the current form of which is attached as Exhibit C) and any separate agreement provided to you concerning those grants, and shall be subject to withholdings as required by law.  In accordance with those terms, and for purposes of these awards, your service shall be deemed to commence as of the Effective Date.  If there is any conflict between this Agreement and the Stock Program or the separate agreement issued with respect to these awards, the terms of the Stock Program and the separate agreement shall govern.  The terms of any prior agreement or any stock or benefit plan you may have been given by St. Jude Medical or its affiliates, including vesting rights, will not govern the terms of any Abbott equity grant or other future benefits that you may be eligible to receive as an employee of Abbott or its affiliates.

V.                        Retention Cash Awards

You are eligible to receive three (3) retention cash awards, each, a “Retention Cash Award” from Abbott, and each of which shall be deemed to be a separate payment for purposes of Code Section 409A:

•                  The first Retention Cash Award, in the amount of 100% of your annual base salary as of the Effective Date, will be paid on the first anniversary of the Effective Date;

•                  The second Retention Cash Award, in the amount of 100% of your annual base salary as of the Effective Date, will be paid on the second anniversary of the Effective Date;

•                  The third Retention Cash Award, in the amount that would have been payable under your Severance Agreement, dated December 31, 2008, had you terminated upon the Effective Date, will be paid on the second anniversary of the Effective Date.

These Retention Cash Awards are subject to Section VI below and your continued employment through the respective payment dates (each, a “Payment Date”); provided, if your employment terminates due to your death or you are terminated by Abbott without Cause, as defined in Section VIII.2., and without having breached this Agreement and your termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), you will be entitled to receive any unpaid Retention Cash Award and the “Payment Date” for any such unpaid Retention Cash Award will be the effective date of your death or your separation from service, as applicable.

Each Retention Cash Award shall be paid no later than 30 days following the applicable Payment Date, and shall be subject to deductions and withholdings as required by law.

Notwithstanding the foregoing, no Retention Cash Award that is payable upon your separation from service by Abbott without Cause and without having breached this Agreement, shall be made or provided prior to the date that both (i) you have delivered an original, signed release to Abbott in the form provided by Abbott and (ii) the revocability period (if any) for such release has elapsed.  You must deliver to Abbott an original, signed release and the revocability period (if any) must elapse by the Release Deadline.  For purposes of this Section V, “Release Deadline” means the date that is 60 calendar days after the Payment Date.  Payment of any Retention Cash Award that is payable as a result of your separation from service by Abbott without Cause and without breaching this Agreement, and that is not exempt from Code Section 409A, shall be delayed until the Release Deadline, irrespective of when you execute the release; provided, however, that where the Payment Date and the Release Deadline occur within the same calendar year, the payment may be made up to 30 days prior to the Release Deadline, and provided further that where the Payment Date and the Release Deadline occur in two (2) separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is 30 days prior to the Release Deadline.

The Retention Cash Awards will not be included in any calculation of or otherwise increase your compensation for any other purpose, including the calculation of severance or pension, if any.

VI.                   Conditions for Eligibility

Your eligibility to receive or retain any Retention Grant (Section IV(c)) and any Retention Cash Award (Section V) is subject to all of the following conditions:

•                  You sign and comply with the terms of the Abbott U.S. Employee Agreement (Exhibit D), which will be effective on the Effective Date.

•                  You sign and comply with the Abbott Business Code of Conduct (Exhibit E), which will be effective on the Effective Date.

•                  You, with due diligence and good faith, fulfill your tasks and objectives both resulting from your present function and/or from tasks and obligations assigned to you in the future.

•                  You do not terminate your employment (other than due to your death) prior to the applicable Payment Date or Vesting Date, and you are not terminated by Abbott for Cause (as defined below) or for breach of this Agreement.  You comply with the covenants set forth in this Agreement and do not otherwise breach this Agreement.

•                  If you are terminated by Abbott without Cause, and without having breached this Agreement, you timely sign and do not revoke a release in the form provided by Abbott.

Abbott retains the right to recoup any compensation or benefits paid or payable to you hereunder, including the Retention Grant and the Retention Cash Awards, in the event of any breach of this Agreement by you.

VII.                    Benefits

You shall be eligible to participate in employee benefit plans and programs consistent with the commitments made by Abbott to St. Jude Medical in the Merger Agreement.

VIII.               Governing Terms

1.              If you take leave or work part-time prior to the applicable Vesting Date or Payment Dates, your Retention Cash Awards may be pro-rated based on time worked with Abbott following the Effective Date.

2.              Abbott reserves the right to terminate your employment either with or without Cause.  For purposes of this Retention Agreement, “Cause” shall be defined as it is in the form of award agreements under the Stock Program.

3.              Nothing in this Retention Agreement shall guarantee continued employment with Abbott or any of its affiliates.

4.              You agree to make every effort to maintain and protect the reputation of Abbott, and each of its affiliates and that of their businesses, products, directors, officers, employees, and agents.  You further agree that you will not disparage Abbott or its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity), or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers or employees.

5.              This Retention Agreement and its provisions are intended to be confidential.  You understand that Retention Agreements were not offered to all St. Jude Medical employees and the terms of this Agreement are different than those offered to other employees.  Please do not discuss this Retention Agreement or its terms with other employees.

6.              This Retention Agreement constitutes the entire agreement between you and Abbott with respect to the subject matter contained herein.  This Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements concerning the subject matter contained herein, including your Severance Agreement, dated December 31, 2008 (Exhibit A), the First Amendment to Severance Agreement, dated December 8, 2015 (Exhibit B), and any and all further amendments or modifications thereto.  This Retention Agreement may not be modified except by written document, signed by you and Abbott.  This Retention Agreement may be signed in counterparts.  This Retention Agreement will accrue to the benefit of and may be enforced by Abbott and its successors and assignees.  This Agreement is personal to you and shall not be assignable by you, but shall upon your death inure to the benefit of and be enforceable by your representatives, heirs or legatees.

7.              The terms of this Retention Agreement are severable.  If any provision of this Retention Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Retention Agreement are not affected or impaired in any way, and you and Abbott will negotiate in good faith to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

8.                    In the event that any payment or benefit received or to be received by you in connection with the continuation or termination of your employment with Abbott (whether payable pursuant to the terms of this Retention Agreement or any other plan, contract, agreement, program or arrangement with St. Jude Medical, Abbott or with any person constituting a member of an “affiliated group” as defined in Code Section 280G(d)(5) with Abbott (collectively, the “Total Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, as a payment contingent on the change in ownership or control of St. Jude Medical (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code) pursuant to its merger with Abbott pursuant to the Merger Agreement, or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive from Abbott (or any successor) an additional cash payment (a “280G Gross-Up Payment”) which, subject to this Retention Agreement, shall be paid within 30 business days of such determination in an amount such that after payment by you of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the 280G Gross-Up Payment, you retain an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.  Notwithstanding the foregoing, the 280G Gross-Up Payment will be paid no later than the end of your taxable year next following your taxable year in which you remit the related taxes.  All determinations required to be made in connection with the foregoing, including whether a 280G Gross-Up Payment is required and the amount of such 280G Gross-Up Payment, shall be made by the independent accounting firm, consulting firm or law firm retained by Abbott immediately prior to the time that the transaction constituting the change in ownership or control of St. Jude Medical (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code) pursuant to its merger with Abbott pursuant to the Merger Agreement is consummated (the “Firm”), which shall provide detailed supporting calculations both to Abbott and you within 15 business days of your termination of employment, or such earlier time as is requested by Abbott.

If the Firm determines that no Excise Tax is payable by you, it shall furnish Abbott with an opinion that Abbott has substantial authority not to report any Excise Tax on your Form W-2 or other applicable tax reporting form and shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return.

Any uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Firm hereunder shall be resolved in favor of you.

If, notwithstanding the initial determination of the Firm, you are required to make a payment of any Excise Tax, the Firm shall determine the amount of the underpayment of any 280G Gross-Up Payment that has occurred, and any such underpayment shall be promptly paid by Abbott to or for your benefit.  Any underpayment will be paid no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

If, notwithstanding the initial determination of the Firm, it is discovered that an overpayment of any 280G Gross-Up Payment has been made to you, Abbott shall deliver to you a written request for repayment (accompanied by updated detailed supporting calculations prepared by the Firm), you shall refund Abbott the amount of any overpayment, and if you have not repaid such overpayment to Abbott within a reasonable period of time following the receipt by you of Abbott’s written request, Abbott will take commercially reasonable steps to recover from you the amount of any overpayment that the Firm determines has occurred in connection with the foregoing.

You shall cooperate with Abbott in good faith in valuing, and the Firm shall take into account the value of, services provided or to be provided by you, including without limitation, you agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant before, on or after the date of a change in ownership or control of St. Jude Medical (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code) such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

Any good faith determination by the Firm as to the amount of any Gross-Up Payment, including the amount of any underpayment or overpayment, shall be binding upon both Abbott and you.

The payments or benefits provided pursuant to this Section 8 are governed by and subject to all of the terms and conditions of the remaining provisions of this Retention Agreement to the extent not in direct conflict with this Retention Agreement.

9.                    Both you and Abbott intend this Retention Agreement to be exempt from the application of, or otherwise compliant with, Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder, and this Retention Agreement shall be interpreted and administered in compliance therewith to the greatest extent possible.  Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable under this Agreement that constitutes a deferral of compensation under Code Section 409A shall be subject to the following:

(a)         Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Abbott, and you shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two (2) consecutive calendar years, the payment shall be made in the later of such calendar years.

(b)         If you are deemed at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to you on the earlier to occur of (i) the date that is six (6) months and one (1) day from the date of your “separation from service” with Abbott or (ii) your death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to you, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.  The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of your separation from service shall be made by Abbott in accordance with the terms of Code Section 409A.

(c)          Each separately identified amount to which you are entitled to payment shall be deemed to be a separate payment for purposes of Code Section 409A.

(d)         The payment of any compensation or benefit that is subject to the requirements of Code Section 409A may not be accelerated except to the extent permitted by Code Section 409A.

10.             Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit or other action alleging retaliation by Abbott for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding or other action, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.  This Section 10 will govern to the extent it may conflict with any other provision of this Agreement.

11.             You acknowledge that you have had an opportunity to independently review and read and obtain independent legal advice with respect to the details of this Retention Agreement and confirm that you are executing this Agreement freely, voluntarily and without duress.

12.             Any contractual or collective rights you may have will not be affected by the provisions of this Retention Agreement, except as otherwise expressly provided herein.  This Retention Agreement shall be governed by the law of the state of Illinois (other than its conflicts of laws provisions).

This Retention Agreement shall be available for acceptance by you no later than eighteen (18) business days from receipt.  If you have not provided Stephen R. Fussell or his designee, with a signed copy of this Retention Agreement by that time, the terms of this offer will automatically be withdrawn by Abbott without any further notice to you rendering this Retention Agreement null and void for all legal purposes.  Delivery of an executed counterpart of this Retention Agreement in PDF format based on common standards, or a manually executed counterpart, will be effective as delivery.

Sincerely,

Abbott Laboratories

By:	/s/ Stephen R. Fussell	Date:	7/27/16
Stephen R. Fussell
Executive Vice President, Human Resources

Accepted by:

/s/ Eric S. Fain, MD	Date:	8/11/16
Eric S. Fain, MD

SRF:sla

Attachments

Exhibit A

SEVERANCE AGREEMENT

This agreement (this “Agreement”) is made as of the 31st day of December, 2008, between St. Jude Medical, Inc., a Minnesota corporation, with its principal offices at One Lillehei Plaza, St. Paul, Minnesota 55117 (the “Company”) and Eric Fain (“Executive”).

WITNESSETH THAT:

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon Executive’s separation from employment with the Company under any of the circumstances described herein; and

WHEREAS, this Agreement is intended to replace and supersede the existing Severance Agreement between the Company and Executive dated as of May 29, 2007 relating to payments to be made to Executive upon a change in control of the Company (the “Prior Agreement”); and

WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Company’s ability to attract and retain highly qualified people.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                      Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through January 1, 2009; provided that commencing on January 1, 2009 and each January 1st thereafter, during Executive’s employment by the Company, the term of this Agreement shall automatically be extended for one additional year unless not later than December 31 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 36 months beyond the term provided herein if a Change in Control (as defined in Section 3(i) hereof) shall have occurred during such term.

2.                                      Termination of Employment.

(i)                                     Prior to a Change in Control. Executive’s rights upon termination of employment prior to a Change in Control (as defined in Section 3(i) hereof) shall be governed by the Company’s standard employment termination policy applicable to Executive in effect at the time of termination or, if applicable, any written employment agreement between the Company and Executive other than this Agreement in effect at the time of termination.

(ii)                                  After a Change in Control.

(a)                                 From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall not terminate Executive from employment with the Company except as provided in this Section 2(ii) or as a result of Executive’s Disability (as defined in Section 3(iv) hereof), Retirement (as defined in Section 3(v) hereof) or death.

(b)                                 From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall have the right to terminate Executive from employment with the Company at any time during the term of this Agreement for Cause (as defined in Section 3(iii) hereof), by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination.

(c)                                  From and after the date of a Change in Control (as defined in Section 3(i) hereof) during the term of this Agreement: (x) the Company shall have the right to terminate Executive’s employment without Cause (as defined in Section 3(iii) hereof), at any time; and (y) Executive shall, upon the occurrence of such a termination by the Company without Cause, or upon the voluntary termination of Executive’s employment by Executive for Good Reason (as defined in Section 3(ii) hereof), be entitled to receive the benefits provided in Section 4 hereof. Executive shall evidence a voluntary termination for Good Reason by written notice to the Company given within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice given by Executive pursuant to this Section 2 shall be effective five business days after the date it is given by Executive. For purposes of this Agreement, a termination of Executive’s employment shall be effective as of the Separation Date.

3.                                      Definitions.

(i)                                     A “Change in Control” shall mean:

(a)                                 a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or successor provision thereto, whether or not the Company is then subject to such reporting requirement;

(b)                                 any “person” (as such term is used in Sections 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(c)                                  the Continuing Directors (as defined in Section 3(vi) hereof) cease to constitute a majority of the Company’s Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

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(d)                                 the majority of the Continuing Directors (as defined in Section 3(vi) hereof), excluding any Continuing Director who has this Severance Agreement, determine in their sole and absolute discretion that there has been a change in control of the Company.

(ii)                                  “Good Reason” shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Executive’s employment by the Company for Cause (as defined in Section 3(iii) hereof), for Disability (as defined in Section 3(iv) hereof), for Retirement (as defined in Section 3(v) hereof) or for death:

(a)                                 the assignment to Executive of any duties inconsistent with Executive’s status or position with the Company, or a substantial alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(b)                                 a reduction by the Company in Executive’s annual compensation in effect immediately prior to the Change in Control;

(c)                                  the Company’s requiring Executive to be based anywhere other than within 50 miles of Executive’s office location immediately prior to a Change in Control except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control;

(d)                                 the failure by the Company to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive, stock, stock purchase, stock option, savings, perk package or other plans or programs in which Executive participates, or any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled immediately prior to the Change in Control; or

(e)                                  the failure of the Company to obtain, as specified in Section 6(i) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

Notwithstanding anything herein to the contrary, if the Change in Control arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by the Continuing Directors (as defined in Section 3(vi) hereof), Executive may voluntarily terminate his or her employment for any reason on the 180th day following the Change in Control, and such termination shall be deemed “Good Reason” for all purposes of this agreement.

(iii)                               “Cause” shall mean termination by the Company of Executive’s employment based upon the conviction of Executive by a court of competent jurisdiction for felony criminal conduct.

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(iv)                              “Disability” shall mean that, as a result of incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with the Company for six consecutive months, and within 30 days after written notice of termination is given, Executive shall not have returned to the full-time performance of Executive’s duties. Any question as to the existence of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, it shall be made by any adult member of Executive’s immediately family), and approved by the Company. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement.

(v)                                 “Retirement” shall mean termination on or after attaining normal retirement age in accordance with the Company’s Profit Sharing Employee Savings Plan and Trust.

(vi)                              “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person’s nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

(vii)                           “Separation Date” shall mean the date on which Executive separates from service with the Company, within the meaning of Section 409A of the Code.

4.                                      Benefits upon Termination under Section 2(ii)(c).

(i)                                     Upon the termination (voluntary or involuntary) of the employment of Executive pursuant to Section 2(ii)(c) hereof, Executive shall be entitled to receive the benefits specified in this Section 4. Subject to the provisions of Section 4(ii) hereof, all benefits to Executive pursuant to this Section 4(i) shall be subject to any applicable payroll or other taxes required by law to be withheld.

(a)                                 The Company shall pay Executive, through the Separation Date, Executive’s base salary as in effect at the time of the notice of termination is given and any other form or type of compensation otherwise payable for such period. Subject to Section 14, such payment shall be made in a lump sum cash payment on the Separation Date. Executive shall be entitled to receive all benefits payable to Executive under the Company’s Profit Sharing Employee Savings Plan and Trust or any successor of such Plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4. Executive shall be entitled to exercise all rights and to receive all benefits accruing to Executive under any and all Company stock purchase plans, stock option plans and other stock plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4.

(b)                                 In lieu of any further salary payments for periods subsequent to the Separation Date, the Company shall pay a severance payment in an amount equal to 2.9 times Executive’s Annual Compensation, as defined below. Subject to Section 14, such payment shall

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be made in a lump sum cash payment on the Separation Date. For purposes of this Section 4, “Annual Compensation” shall mean Executive’s annual salary (regardless of whether all or any portion of such salary has been contributed to a deferred compensation plan), the annual amount of Executive’s perk package, the target bonus for which Executive is eligible upon attainment of 100% of the target (regardless of whether such target bonus has been achieved or whether conditions of such target bonus are actually fulfilled), and any other type or form of compensation paid to Executive by the Company (or any entity affiliated with the Company (“Affiliate”) within the meaning of Section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the “Code”)) and included in Executive’s gross income for federal tax purposes during the twelve month period ending immediately prior to the Separation Date but reduced by: (i) any amount actually paid to Executive as a cash payment of the target bonus (regardless of whether all or any portion of such target bonus was contributed to a deferred compensation plan); (ii) compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired; and (iii) any payments actually or constructively received from a plan or arrangement of deferred compensation between the Company and Executive. All of the factors included in Annual Compensation shall be those in effect on the Separation Date and shall be calculated without giving effect to any reduction in such compensation that would constitute a breach of this Agreement.

(c)                                  For a period of 36 months following the Separation Date or until Executive reaches age 65 or dies, whichever is the shorter period, the Company shall arrange to provide for Executive, at the Company’s expense, the health, accident, disability and life insurance benefits substantially similar to those in effect for Executive immediately prior to the Separation Date.

(d)                                 The Company shall pay to Executive (1) any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of Executive’s employment if such bonus has not theretofore been paid to Executive, subject to any applicable deferral election in effect for Executive, and (2) an amount representing credit for any vacation earned or accrued by Executive but not taken. Subject to Section 14, such payment shall be made in a lump sum cash payment on the Separation Date.

(e)                                  The Company shall also pay to Executive all legal fees and expenses incurred by Executive during his or her lifetime as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise). Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In order to comply with Section 409A of the Code, (i) Executive must submit an invoice for fees and expenses reimbursable under this Section at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of any legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year and (iii) Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

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(ii)                                  In the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Code, with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the “Total Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional cash payment (a “Gross-Up Payment”) which, subject to Section 14, shall be paid within thirty business days of such determination in an amount such that after payment by Executive of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made under this Section 4(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company on the date of the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Separation Date, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return.

Any uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of Executive. As a result of the uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. As a result of the uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were more than the Gross-Up Payments that should have been made by the Company (“Overpayment”), consistent with the calculations required to be made hereunder. Executive agrees to refund the Company the amount of any Overpayment that the Accounting Firm shall determine has occurred hereunder. Any good faith determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Company and Executive.

(iii)                               Any payment not made to Executive when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to

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time by Wells Fargo Bank Minnesota, National Association, plus two percent, with such interest to be paid to Executive upon demand or monthly in the absence of a demand.

(iv)                              Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer, by any retirement benefits or otherwise.

5.                                      Executive’s Agreements.

Executive agrees that:

(i)                                     Without the consent of the Company, Executive will not terminate employment with the Company without giving 30 days prior notice to the Company, and during such 30-day period Executive will assist the Company, as and to the extent reasonably requested by the Company, in training the successor to Executive’s position with the Company. The provisions of this Section 5(i) shall not apply to any termination (voluntary or involuntary) of the employment of Executive pursuant to Section 2(ii)(c) hereof.

(ii)                                  In the event that Executive has received any benefits from the Company under Section 4 of this Agreement, then, during the period of 36 months following the Separation Date, Executive, upon request by the Company:

(a)                                 Will consult with one or more of the executive officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by Executive as being convenient to him, all without compensation other than what is provided for in Section 4 of this Agreement; and

(b)                                 Will testify as a witness on behalf of the Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the Separation Date (except for any such proceedings relating to this Agreement), without compensation other than what is provided for in Section 4 of this Agreement, provided that all out-of-pocket expenses incurred by Executive in connection with serving as a witness shall be paid by the Company.

Executive shall not be required to perform Executive’s obligations under this Section 5(ii) if and so long as the Company is in default with respect to performance of any of its obligations under this Agreement.

6.                                      Successors and Binding Agreement.

(i)                                     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, if the transaction resulting in such succession constitutes a

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“change in control event” within the meaning of Treasury Regulations under Section 409A of the Code, shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Separation Date. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)                                  This Agreement is personal to Executive, and Executive may not assign or transfer any part of Executive’s rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

7.                                      Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.                                      Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 8 by giving 15 days prior notice to the other party hereto.

9.                                      Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.                               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.                               Governing Law. This Agreement has been made in the State of Minnesota and shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

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12.                               Effect of Agreement; Entire Agreement. The Company and Executive understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof (including, without limitation, the Prior Agreement) and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way (i) Executive’s rights under any benefit plan, program or arrangements in accordance with their terms (other than the provisions of the Company’s policy HR-1.02.25 entitled “Severance Pay,” effective January 1, 1994, as amended from time to time, or any successor to such policy, to the extent that payments are made hereunder) or (ii) Executive’s obligations under any noncompetition, nonsolicitation, confidentiality or other restrictive covenant to which Executive is bound.

13.                               ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension benefit plan, and shall be construed and administered with that intention.

14.                               Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of such exemptions each payment under the Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set his or her hand, all as of the date first written above.

ST. JUDE MEDICAL, INC.

By	/s/ Daniel J. Starks
Its	CEO

EXECUTIVE

/s/ E. S. Fain

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Exhibit A

TO:                                                                                Eric Fain

CC:                                                                                 Mike Coyle and Dan Starks

FROM:                                                            Kevin O’Malley /s/ KOM

DATE:                                                               January 17, 2003

SUBJECT:                                        Board of Directors Membership – Angelmed

C O N F I D E N T I A L

You have requested my opinion concerning whether your continuation as a member of the board of directors of Angelmed would present any conflict of interest with respect to your position at St. Jude Medical, Inc. In my opinion your membership on the board of directors of Angelmed would not present a conflict of interest with your obligations to St. Jude Medical, but because of the close relationship between St. Jude Medical’s products and the device of Angelmed, several precautions are noted below.

Angelmed is a privately owned company that has developed implantable monitors for ischemia. If this product were successful, it could lead to more patients being identified as candidates for St. Jude Medical’s pacemakers and ICDs. The Angelmed product includes technology for recording human heart electrograms as do several products of St. Jude Medical’s CRM Division.

I also understand that you personally believe that the time commitment required by your association with Angelmed will not affect you ability to fulfill your duties to St. Jude Medical. I understand that you have discussed this with Mr. Coyle who concurs with your view.

I remind you of your obligation to retain as confidential, the confidential and trade secret information of St. Jude Medical. In the event St. Jude Medical were to become interested in acquiring Angelmed or entering a different relationship with Angelmed such as licensing, distributing, or selling components to Angelmed, then a conflict could arise and the Company might have to ask you to take steps to eliminate the conflict.

St. Jude Medical has not requested that you accept this position and your directorship at Angelmed is completely separate from your employment at St. Jude Medical.

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 U.S.A Phone: 651/490-4312 Fax: 651/481-7690

Exhibit B

FIRST AMENDMENT TO SEVERANCE AGREEMENT

This Amendment is made as of the 8th day of December, 2015, between St. Jude Medical, Inc., a Minnesota corporation, with its principal offices at One St. Jude Medical Drive, St. Paul, Minnesota 55117 (the “Company”) and Eric Fain (“Executive”) and amends that certain Severance Agreement, dated December 31, 2008, between Executive and the Company (the “Change in Control Severance Agreement”).

WITNESSETH THAT:

WHEREAS, the Change in Control Severance Agreement provides severance protection to Executive under certain circumstances solely in connection with a change in control, including a right to parachute tax gross-up payments;

WHEREAS, the Company has determined that parachute tax gross-up payments are not in the best interests of the Company and its shareholders, and in order to induce Executive to give up the right to a parachute tax gross-up payment, the Company is willing to provide severance protection to Executive for certain events unrelated to a change in control; and

WHEREAS, coincident with this Amendment, desires to designate Executive as eligible to participate in the St. Jude Medical, Inc. Executive Severance Plan (and Executive desires to participate in the Plan) providing for severance benefits under certain circumstances unrelated to a change in control (the “Executive Severance Plan”).

NOW, THEREFORE, in consideration the benefits and obligations under the Executive Severance Plan, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

1.                                              Section 4(ii) of the Change in Control Severance Agreement is hereby amended to read in full as follows.

(ii)                                          Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Company to or for the benefit of Executive in connection with a Change in Control or the termination of Executive’s employment with the Company, whether payable pursuant to this Agreement or any other agreement between Executive and the Company or with any person constituting a member of an “affiliated group” (as defined in Section 280G(d)(5) of the Code with the Company or with any person whose actions result in a Change in Control (such foregoing payments or benefits referred to collectively as the “Total Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Total Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the

Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant to this paragraph, the Company shall initially make the payment to Executive and Executive shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this Section 4(ii).

Executive will be permitted to provide the Company with written notice specifying which of the Total Payments will be subject to reduction or elimination (the “Reduction Notice”). But, if Executive’s exercise of authority pursuant to the Reduction Notice would cause any Total Payments to become subject to any taxes or penalties pursuant to Section 409A of the Code or if Executive fails to timely provide the Company with the Reduction Notice, then the Company will reduce or eliminate the Total Payments in the following order: (i) first, by reducing or eliminating the portion of the Total Payments that are payable in cash; and (ii) second, by reducing or eliminating the non-cash portion of the Total Payments, in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award, but in all events such chronology shall be applied in such a manner so as to produce the least amount of reduction necessary. Except as set forth in this Section 4(ii), any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

2.                                      Except as expressly provided herein, all other terms of the Change in Control Severance Agreement are unchanged by this Amendment and remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set his or her hand, all as of the date first written above.

ST. JUDE MEDICAL, INC.

By	/s/ Jason Zellers
Its:	Vice President, General Counsel and Secretary

FainE01
I agree to the terms defined
EXECUTIVE	by the placement of my
signature on this document
2015.12.12 15:31:09-08’00’
/s/ Eric Fain
Eric Fain

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